Exhibit (d)(46)
Schedule A
To Advisory Agreement

Portfolio	Annual Investment Advisory Fee
	(as a percentage of average daily net assets)
Aggressive Growth Portfolio	1.00%
Financial Services Portfolio	1.10%
Diversified Research Portfolio	0.90%
Equity Portfolio	0.65%
Technology Portfolio	1.10%
Short Duration Bond Portfolio	0.60%
Concentrated Growth Portfolio	1.05%
Growth LT Portfolio	0.75%
Focused 30 Portfolio	0.95%
Health Sciences Portfolio	1.10%
Mid-Cap Value Portfolio	0.85%
International Value Portfolio	0.85%
Large-Cap Growth Portfolio (formerly called Blue Chip Portfolio)	0.95%
Capital Opportunities Portfolio	0.80%
International Large-Cap Portfolio	1.05%
Equity Index Portfolio	0.25%
Small-Cap Index Portfolio	0.50%
NB Fasciano Small Equity Portfolio (formerly called Aggressive Equity Portfolio)	0.80%
Small-Cap Value Portfolio	0.95%
Multi-Strategy Portfolio	0.65%
Main Street Core Portfolio	0.65%
Emerging Markets Portfolio	1.00%
Managed Bond Portfolio	0.60%
Inflation Managed Portfolio	0.60%
Money Market Portfolio	0.40%	First $250 million
	0.35%	Next $250 million
	0.30%	Excess of $500 million
High Yield Bond Portfolio	0.60%
Equity Income Portfolio	0.95%
Large-Cap Value Portfolio	0.85%
Comstock Portfolio	0.95%
Mid-Cap Growth Portfolio	0.90%
Real Estate Portfolio	1.10%
American Funds Growth Portfolio*	0.95%
American Funds Growth-Income Portfolio*	0.95%
VN Small-Cap Value Portfolio	0.95%
* See respective addendums that address the fees for these portfolios.
Dated: January 1, 2006

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.
PACIFIC SELECT FUND

By:	/s/ James T. Morris	By:	/s/ Audrey L. Milfs

Name:	James T. Morris	Name:	Audrey L. Milfs
Title:	President	Title:	Secretary
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ James T. Morris	Attest:	/s/ Audrey L. Milfs

Name:	Glenn S. Schafer	Name:	Audrey L. Milfs
Title:	Executive Vice President	Title:	Vice President and Secretary